Exhibit 99.1

[Note: The WQN, Inc., third-quarter 2004 financial results conference call and webcast will be conducted on Thursday, Nov. 11, 2004, at 10:30 a.m. Eastern.]

WQN, Inc., Reports Third-Quarter Results

Company posts third-quarter profit and executes name change

DALLAS – Nov. 11, 2004 – WQN, Inc. (NASDAQ: WQNI), an international Internet telephony company, today reported that it increased revenues and reported net income while further strengthening its cash position during the third quarter of 2004. The company reported increased sales from its new distribution channel to 4,000 retail outlets, and reported a net gain of approximately $756,000 from the sale of its money-transfer business.

The company also announced that shareholders approved changing the company’s name from WorldQuest Networks, Inc., to WQN, Inc., effective Nov. 9, 2004. There is no change to the company’s ticker symbol, which is “WQNI” on the NASDAQ® stock market. The name change more closely aligns the company’s brand identity with the rollout of new VoIP products, and it complements the company’s Internet-based sales channel.

Total third-quarter revenues increased 49 percent to $3.6 million compared with $2.4 million in the third quarter of 2003; the increase in third-quarter revenues is attributable to approximately $1.3 million in incremental wholesale revenues generated from the first month of sales through the company’s new distribution channel in Southern California. The 4,000 retail outlets present WQN, Inc., with an attractive opportunity to introduce new proprietary VoIP products and Wi-Fi services primarily to ethnic communities.

WQN, Inc., reported third-quarter 2004 net income of approximately $202,000, or $0.03 per diluted share, compared with a third-quarter 2003 net loss of $742,000, or $0.12 per diluted share. The company’s third-quarter 2004 profit includes a gain of $756,000 from the sale of its money-transfer business, more than offsetting WQN, Inc.’s, net loss of $554,000 from continuing operations.

During the third quarter of 2004, WQN, Inc.:

•	Completed the distribution and marketing agreement giving WQN, Inc., distribution for VoIP products to more than 4,000 retail outlets in Southern California.

•	Established a new distribution channel by selling VoIP products through an India-based call center.

•	Increased its cash and cash equivalents to approximately $14.4 million.

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“We have streamlined operations and have further increased focus on our core telephony business,” said B. Michael Adler, founder and Chief Executive Officer of WQN, Inc. “The recent sale of our money-transfer business helped enhance our third-quarter financial performance and cash position. Going forward, we are focused on rolling out VoIP products through our traditional Internet sales channel, our 4,000 retail outlets, and our newest sales channel – an India-based call center. We recently began introducing new VoIP products that we can sell through all channels. Additionally, we continue to have a strong cash position giving the company the financial flexibility to capitalize on growth opportunities that might arise.”

Notice Regarding Forward-Looking Statements

This press release may contain forward-looking statements relating to future financial results of business expectations and, as a result, should be considered subject to the many uncertainties that exist in WQN, Inc.’s operations and business environment. Business plans may change as a result of a number of factors. Such factors include, but are not limited to: the company’s expansion and acquisition strategy, the company’s ability to achieve operating efficiencies, the company’s dependence on network infrastructure, capacity, telecommunications carriers and other suppliers, industry pricing and technology trends, evolving industry standards, domestic and international regulatory matters, and general economic and business conditions. These risk factors and additional information are included in WQN Inc.’s filings with the Securities and Exchange Commission.

About WQN, Inc.

Based in Dallas, WQN, Inc., is an international Internet telephony company. WQN’s customers utilize the company’s network of Internet gateways and other traditional networks to place long-distance calls online at discounted rates. WQN’s Web site is www.wqn.com.

For more information contact:
Victor E. Grijalva
WQN, Inc.
972.361.1983
investor@wqn.com

– Financial tables attached –

WQN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Retail telephony revenue	$2,254,098	$2,326,676	$6,982,011	$7,029,318
Wholesale telephony and other revenue	1,346,122	90,966	1,417,927	170,112

Total revenue	3,600,220	2,417,642	8,399,938	7,199,430
Cost of revenue	3,133,505	1,769,254	6,926,839	5,384,433

Gross profit	466,715	648,388	1,473,099	1,814,997
Operating expenses:
Selling, general and administrative	814,071	1,094,421	2,582,246	3,564,015
Merger expenses	82,089	—	1,290,173	—
Depreciation and amortization	212,134	191,081	575,024	689,633

Total operating expenses	1,108,294	1,285,502	4,447,443	4,253,648

Operating loss	(641,579)	(637,114)	(2,974,344)	(2,438,651)
Interest income, net	87,684	45,854	202,590	159,635

Loss from continuing operations	(553,895)	(591,260)	(2,771,754)	(2,279,016)
Net gain (loss) from discontinued operations	755,542	(150,827)	598,942	(372,850)

Net income (loss)	$201,647	$(742,087)	$(2,172,812)	$(2,651,866)

Net income (loss) per share – basic and diluted:
Continuing operations	$(0.08)	$(0.09)	$(0.43)	$(0.36)
Discontinued operations	0.11	(0.03)	0.10	(0.06)

Net income (loss) per share	$0.03	$(0.12)	$(0.33)	$(0.42)

Weighted average common shares outstanding — basic and diluted	6,733,799	6,386,199	6,583,255	6,386,199

WQN, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2004	2003
Current assets:	(unaudited)
Cash and cash equivalents	$14,347,262	$17,931,820
Accounts receivable, net	504,047	553,251
Current portion of notes receivable and accrued interest	2,427,796	—
Prepaid expenses and other current assets	675,268	557,577

Total current assets	17,954,373	19,042,648
Property and equipment, net	564,232	1,039,783
Note receivable	291,667	—
Other assets, net	1,033,541	101,192

Total assets	$19,843,813	$20,183,623

Current liabilities:
Accounts payable	$1,391,420	$1,108,152
Accrued expenses	811,715	471,746
Deferred revenue	385,934	254,121

Total current liabilities	2,589,069	1,834,019
Promissory note	300,000	300,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; Authorized shares—10,000,000; none issued and outstanding at September 30, 2004 and December 31, 2003	—	—
Common stock, par value $0.01 per share; Authorized shares—50,000,000; issued outstanding shares— 6,814,382 at September 30, 2004 and 6,386,199 at December 31, 2003	68,144	63,862
Additional capital	43,068,264	41,994,594
Accumulated deficit	(26,181,664)	(24,008,852)

Total stockholders’ equity	16,954,744	18,049,604

Total liabilities and stockholders’ equity	$19,843,813	$20,183,623